Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ended 12/31/07

MainStay VP Income & Growth Portfolio

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (the “Special Meeting”) of MainStay VP Series Fund, Inc. (the “Fund”), was held on July 11, 2007 at 2:00 p.m. (Eastern time) at the offices of New York Life Investment Management LLC (“NYLIM”), 169 Lackawanna Avenue, Parsippany, New Jersey.

(b)	If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.
To approve an Agreement and Plan of Reorganization providing for (i) the acquisition of all of the assets and the assumption of all of the liabilities of the Income & Growth Portfolio by the MainStay VP ICAP Select Equity Portfolio (the "ICAP Select Equity Portfolio" or the "Acquiring Portfolio") (formerly, the MainStay VP Basic Value Portfolio), in exchange for shares of the ICAP Select Equity Portfolio to be distributed to the shareholders of the Income & Growth Portfolio by the ICAP Select Equity Portfolio; and (ii) the subsequent termination of the Income & Growth Portfolio

The above proposal was discussed in detail in the proxy statement.  No other business came before the special meeting.

With respect to the Income & Growth Portfolio of the Fund, the proposal listed above was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the Proposal presented before the special meeting held on July 11, 2007, were cast.  There were no votes cast in person at the meeting.

Votes For	Votes Against	Votes Abstain	Total Voted
7,514,655.105	233,693.193	454,556.369	8,202,904.667
91.610%	2.849%	5,541%	100%

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